Exhibit 99.1

Contacts:	Roy I. Lamoreaux	A. Patrick Diamond
	Manager, Investor Relations	Vice President
	713/646-4222 — 800/564-3036	713/646-4487 — 800/564-3036
FOR IMMEDIATE RELEASE
PAA Announces Addition to the Board of Directors
     (Houston — May 21, 2009) Plains All American Pipeline, L.P. (NYSE: PAA) today announced that in conjunction with its regularly scheduled quarterly meeting held on May 21, 2009, Mr. Christopher M. Temple, President of Vulcan Capital, joined the board of directors of Plains All American GP LLC (“GP LLC”), the managing general partner of PAA.
     Mr. Temple was designated by Vulcan Energy Corporation (“Vulcan Energy”), of which he is a director, to serve as its representative on the GP LLC board. Mr. W. Lance Conn previously served as Vulcan Energy’s designated representative on the GP LLC board from November 2008, and will continue to serve on the board as an at-large director, filling a previously vacant seat.
     Mr. Temple is the President of Vulcan Capital and is responsible for managing the diverse multi-billion dollar investment portfolio of Vulcan Inc. Prior to joining Vulcan, Mr. Temple served as a managing director at Tailwind Capital, a New York-based private equity firm. Prior to Tailwind, Mr. Temple was a managing director at both Friend Skoler & Company and Thayer Capital Partners. Additionally, he was a licensed CPA, serving clients in the energy sector with KPMG in Houston, Texas. Mr. Temple holds an MBA from Harvard and a BBA, magna cum laude, from the University of Texas.
     Plains All American Pipeline, L.P. is a publicly traded master limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas related petroleum products. Through its 50% indirect ownership in PAA Natural Gas Storage, LLC, the Partnership also engages in the development and operation of natural gas storage facilities. The Partnership is headquartered in Houston, Texas, and its common units are traded on the New York Stock Exchange under the symbol “PAA.”
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